EXHIBIT 5.2

                        [Letterhead of McKee Nelson LLP]

                                                                 January 4, 2007



GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004

      Re:   GS Mortgage Securities Corp.,
            Registration Statement on Form S-3
            ----------------------------------

Ladies and Gentlemen:

      We have acted as special counsel for GS Mortgage Securities Corp., a Delaware corporation (the "Company"), in connection with the offering from time to time of the Company's Mortgage Pass-Through Certificates (the "Certificates") in one or more series (each, a "Series"). A Registration Statement of the Company on Form S-3 relating to the Certificates has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). As set forth in the prospectus related to the Registration Statement (the "Base Prospectus"), to be supplemented by a prospectus supplement (the "Prospectus Supplement"), each Series of Certificates will be issued under and pursuant to the conditions of a master servicing and trust agreement (the "Master Servicing and Trust Agreement"), among the Depositor, a securities administrator (in such capacity, the "Securities Administrator") and master servicer (in such capacity, the "Master Servicer"), a custodian and a trustee (the "Trustee"), which incorporates by reference the related Standard Terms to Master Servicing and Trust Agreement.

      We have examined a form of the Master Servicing and Trust Agreement, forms of the Certificates, the Base Prospectus, the form of Prospectus Supplement and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the

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extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

      Based upon the foregoing, we are of the opinion that:

            (i) When any Master Servicing and Trust Agreement relating to a Series of Certificates has been duly and validly authorized by all necessary action on the part of the Company and, when duly executed and delivered by the Company, the Trustee, the Securities Administrator, the Servicer, the Master Servicer and any other party thereto, such Master Servicing and Trust Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

            (ii) When the issuance and sale of the Certificates of any Series have been duly authorized by all requisite corporate action on the part of the Depositor and, when duly and validly executed and authenticated in accordance with the terms of the Master Servicing and Trust Agreement and issued and delivered against payment therefor pursuant to the Purchase Agreement, such Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the related Master Servicing and Trust Agreement and enforceable against the Depositor in accordance with their terms.

            (iii) Under existing law, assuming compliance with all provisions of the related Master Servicing and Trust Agreement, for federal income tax purposes, each segregated pool of assets for which such Master Servicing and Trust Agreement directs that a REMIC election be made will qualify as a "real estate mortgage investment conduit" ("REMIC") pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"); each of the Certificates of such Series (other than the Residual Certificates of such Series), will evidence ownership of "regular interests" in a REMIC within the meaning of the Section 860G(a)(1) Code; and such Residual Certificates will evidence ownership of "residual interests" in a REMIC within the meaning of Section 860G(a)(2) of the Code.

            (iv) The statements contained under the caption "Federal Income Tax Consequences," in the Base Prospectus and "Certain Federal Income Tax Consequences" in the form of Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein, and we hereby confirm and adopt the opinion set forth under the caption "Federal Income Tax Consequences" in the Base Prospectus, subject to the conditions, limitations and qualifications set forth therein.

            (v) The Certificates will, when sold, be fully paid and non-assessable.

      The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

      In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this letter express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

      We hereby consent to the filing of this letter and to the references to this firm under the headings "Legal Investment" and "Federal Income Tax Consequences" in the Base Prospectus and "Legal Matters" and "Certain Federal Income Tax Consequences" in the applicable Prospectus Supplements, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or any Prospectus Supplement.

                                Very truly yours,

                                /s/ McKee Nelson LLP

                                McKee Nelson LLP